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                                                                      EXHIBIT 99
HOST MARRIOTT ACQUIRES SAN ANTONIO
MARRIOTT RIVERWALK HOTEL

BETHESDA, MD, June 19, 1995--Host Marriott Corporation today announced that it has acquired the San Antonio Marriott Riverwalk Hotel for approximately $50 million, $19 million of which will be financed through the assumption of an existing first mortgage.

        Located on the San Antonio River Walk, the 500-room full service hotel is across from the city's Convention Center and Rivercenter Mall. The property will continue to be operated by Marriott International.

        Host Marriott expects the hotel to generate Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of approximately $7.4 million in 1995.

        Host Marriott Corporation is one of the largest owners of lodging properties in the world, owning 99 properties operated principally under Marriott brand names. The company is also the leading operator of airport and tollroad food, beverage and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 tollroads.